EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2015, relating to the financial statements of EnteroMedics Inc. and subsidiary and the effectiveness of EnteroMedics Inc. and subsidiary’s internal control over financial reporting appearing in the Annual Report on Form 10-K of EnteroMedics Inc. and subsidiary for the year ended December 31, 2014, and incorporated by reference in the Prospectus included in Registration Statement No. 333-195855.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 30, 2015